Exhibit 99.1

LIBERTY STAR GOLD CORP.

2766 N. Country Club Road Tucson, Arizona 85716-2204	TEL: (520) 731-8786 FAX: (520) 844-1118
January 31, 2005 NR 13	OTC BB: LBTS

FOR IMMEDIATE DISSEMINATION

SENIOR EXECUTIVES ARE ON EUROPEAN TRIP FOR PRESENTATION OF THE LIBERTY
STAR OPPORTUNITY TO INVESTOR GROUPS AND FUNDS

Tucson, Arizona – January 31, 2005 –Liberty Star Gold Corp. (the “Company”), (symbol: LBTS.OB) is pleased to announce that President, CEO and Board Chairman, Jim Briscoe and Vice-President Exploration, Phil St George will be in Europe today and for the remainder of the week speaking to high level investor groups, money managers and Funds about the Big Chunk Project, the White Sox mineral target and plans for the 2005 field season.

Promising results from the 2004 geotechnical exploratory work on the Big Chunk project including the massive and detailed aeromagnetic survey (NR-4), massive geochemical sampling program (NR-7) and its potential gold anomaly which appears to define the porphyry system at White Sox (NR-11), and the scout drilling program on the White Sox target (NR-10 & NR-9) have allowed the planning of an aggressive field season for the 2005 year (NR-12). Briscoe and St George will be discussing the Big Chunk project opportunity in detail with qualified investors including individuals, groups and funds.

These presentations will start today in London and continue throughout the week in Geneva, Zurich and Paris, where strong interest has been generated.

Briscoe and St George will return next week and continue, with the Liberty Star Exploration Team on preparation for the coming season. They will also be meeting later with similar investor groups in the USA where strong interest has also been generated.

ON BEHALF OF THE BOARD OF DIRECTORS

“James A. Briscoe”
James A. Briscoe,
President/Director

The Company currently holds 981 mineral claims, spanning 237 square miles centered 25 miles northwest of the village of Iliamna on the north shore of Lake Iliamna. The Big Chunk claims adjoin Northern Dynasty’s Pebble Project on the North border, forming a large donut shape and adjoining their border to the Southeast. These two properties cover the entirety of the Big Chunk caldera, the volcanic- intrusive feature thought to be the source of mineralization in the area.

Forward Looking Statements

This Press Release may contain, in addition, to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s expectations and beliefs, and involve risks and uncertainties. These statements which include that we have promising results from geological work and that our property has a potential gold anomoly, involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. Key factors that could cause actual results to differ materially from those described in forward-looking statements are:

(i)	the inability of the Company to obtain additional financing to fund its planned geological exploration program;

(ii)	the inability of the Company’s planned exploration program to identify commercially exploitable mineralization on the Alaska mineral claims;

(iii)	the cost of completion of the Company’s planned exploration program.

Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release. Readers should review the risk disclosure of other junior mineral exploration companies who file on Edgar for risk factors which affect our industry generally.